Exhibit 3.1

Registrar of Companies
Government Administration Building
133 Elgin Avenue

George Town

Grand Cayman

TH International Limited (ROC #336092) (the "Company")

TAKE NOTICE that by written resolution of the shareholders of the Company dated February 26, 2021, the following special resolution was passed:

THAT the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

Catherine Freeman
Corporate Administrator
for and on behalf of

Maples Corporate Services Limited

Dated this 26th day of February 2021

Filed: 26-Feb-2021 11:25 EST
www.verify.gov.ky File#: 336092	Auth Code: A74498097729

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

TH INTERNATIONAL LIMITED

(Adopted by Special Resolution dated February 26, 2021)

Filed: 26-Feb-2021 11:25 EST
www.verify.gov.ky File#: 336092	Auth Code: C85829597043

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TH INTERNATIONAL LIMITED

(Adopted by Special Resolution dated February 26, 2021)

1	The name of the Company is TH International Limited.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$50,000 divided into 5,000,000 shares of a par value of US$0.01 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

Filed: 26-Feb-2021 11:25 EST
www.verify.gov.ky File#: 336092	Auth Code: C85829597043

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TH INTERNATIONAL LIMITD

(Adopted by Special Resolution dated February 26, 2021)

1	Interpretation

1.1	In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Accounting Principles"	means the accounting principles and policies to be adopted by the Company which shall be consistent with US GAAP.

"Affiliate"	means, in relation to a person, any person which, directly or indirectly, Controls, is Controlled by or is under common Control with the relevant person.

"Anti-Corruption Laws"	means the FCPA and all other anti-corruption, anti-bribery, fraud, kickback, anti-money laundering, anti-boycott laws, regulations or orders, and all similar laws, regulations or orders in the Territory and any other relevant jurisdictions applicable to the JVC Group.

"Articles"	means these articles of association of the Company.

"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).

"Board"	means the board of Directors.

"Budget"	means an itemised revenue and capital budget for the relevant Financial Year covering each Subsidiary of the Company and showing proposed trading and cash flow figures, manning levels and all material proposed acquisitions, disposals and other commitments for that Financial Year.

"Business"	means the business carried out by the JVC Group or any JVC Subsidiaries at any time and from time to time pursuant to the Business Plan in force at such time.

"Business Day"	means a day, other than a Saturday or Sunday or any public holiday, in the Cayman Islands, New York or Miami, on which banks generally are open in the Cayman Islands, New York and Miami for general commercial business.

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"Business Plan"	means a business plan for the JVC Group, as amended or adopted from time to time in accordance with the JV Agreement.

"Cartesian"	means Pangaea Two, LP and Pangaea Two Parallel, LP, each acting through its general partner.

"Chairman"	means the chairman of the Board, appointed in accordance with these Articles.

"Change of Control"	means any event whatsoever that results in either (i) Cartesian and its Affiliates, collectively, ceasing to own (directly or indirectly) more than fifty percent (50%) of the outstanding Equity Securities of the Investor (from an economic and voting perspective), or (ii) Cartesian and (to the extent relevant) its Affiliates ceasing to be able to appoint (directly or indirectly) a majority of the directors of the Investor.

"Chief Executive Officer"	means the chief executive officer for the time being of the Company.

"Closing"	means closing of the transactions contemplated under the JV Agreement in accordance with clause 4 of the JV Agreement.

"Company"	means TH International Limited.

"Control"	means the ownership, whether by ownership of securities, contract, proxy or otherwise, of shareholding or contractual rights of a person that (i) assures the majority of the votes in the resolutions of such person, or (ii) the power to appoint the majority of the managers or directors of such person, or (iii) the power to direct or cause the direction of the management or policies of such person, and the related terms Controlled by, Controlling or under common Control with shall be read accordingly.

"Directors"	means the directors for the time being of the Company.

"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to these Articles.

"Electronic Record"	has the same meaning as in the Electronic Transactions Law.

"Electronic Transactions Law"	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands .

"Equity Securities"	has the meaning given in the JV Agreement.

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"Fair Price"	has the meaning given in the JV Agreement.

"FCPA"	means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

"Financial Year"	means the financial year of the Company.

"First Investor Cash Contribution"	means the Investor's unconditional subscription for an aggregate of 30,000 Ordinary Shares and 60,000 Redeemable Shares with effect from Closing, issued as fully paid, against payment by the Investor to the Company of the total issue price of US$30,000,000 (subject to any set off of the Investor Reimbursement Amount pursuant to clause 3.6 of the JV Agreement)

"Funding Deadline"	has the meaning given in the JV Agreement.

"Group"	has the meaning given in the JV Agreement.

"Indemnified Person"	has the meaning given in Article 54.1.

"Intra-Group Transfer"	has the meaning given in the JV Agreement.

"Investor"	means Pangaea Two Acquisition Holdings XXIIB, Ltd.

"Investor Cash Contributions"	means, collectively, the First Investor Cash Contribution and the Subsequent Investor Cash Contributions.

"Investor Reimbursement Amount"	has the meaning given in the JV Agreement.

"JV Agreement"	means the joint venture and investment agreement dated April 27, 2018 between the Investor, TH and the other parties signatory thereto, a copy of which is appended hereto as Schedule 1, as amended, modified or amended and restated from time to time.

"JV Debt"	has the meaning given in the JV Agreement.

"JVC Group"	has the meaning given in the JV Agreement.

"JVC Subsidiaries"	has the meaning given in the JV Agreement.

"Listing"	means an admission of Shares (or shares in another intermediary holding company of the JVC Group’s business) to trading on the stock exchange of Hong Kong, Singapore or New York, or on any other regulated market of one or more recognised stock exchanges which the Board has determined will provide a liquid and genuine market for those Shares or other shares.

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"Major Decisions"	has the meaning given in Article 23.

"Master Franchise and Development Agreement"	means the master franchise and development agreement dated the date of Closing between TH and THHK.

"MEIP"	has the meaning given in Article 5.1.

"Member"	has the same meaning as in the Statute.

"Member Offeree"	has the meaning given in Article 11.1.

"Member Offeree Offer Notice"	has the meaning given in Article 11.2.

"Member's Group"	has the meaning given in the JV Agreement.

"Memorandum"	means the memorandum of association of the Company.

"Ordinary Resolution"	means a resolution passed by such majority (as set out in the JV Agreement with respect to a particular matter or otherwise by simple majority) of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and, includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles.

"Ordinary Share"	means a share in the Company designated as an Ordinary Share by the Directors and with the rights set out in these Articles and the JV Agreement.

"Person"	has the meaning given in the JV Agreement.

"PRC"	means the People’s Republic of China, including Hong Kong and the Special Administrative Region of Macau, but excluding Taiwan.

"Pro Rata Share"	has the meaning given in Article 12.2.

"RBI"	means Restaurant Brands International Limited Partnership.

"Redeemable Share"	means a share in the Company designated as a Redeemable Share by the Directors and with the rights set out in these Articles and the JV Agreement.

"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

"Registered Office"	means the registered office for the time being of the Company.

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"Relevant Sale Shares"	has the meaning given in Article 11.1.

"ROFO Reply Notice"	has the meaning given in Article 11.4.

"Seal"	means the common seal of the Company and includes every duplicate seal.

"Share"	means a share in the Company and includes a fraction of a share in the Company.

"Special Resolution"	has the same meaning as in the Statute, except in relation to any alteration or addition to these Articles or the Memorandum which requires a unanimous vote of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and in either case, includes a unanimous written resolution.

"Special Tax Indemnity Dividend"	has the meaning given in the JV Agreement.

"Statute"	means the Companies Act (As Revised) of the Cayman Islands.

"Subsequent Investor Cash Contribution"	means an additional cash contribution by the Investor to the Company on a date and in an amount set forth in the JV Agreement.

"Subsidiary"	means, with respect to any party, any corporation, partnership, trust, limited liability company or other business enterprise or organisation which such party (or another Subsidiary of such party) Controls.

"Syndicatee"	means each of Alex Xu, Gary Chu or any entity that is wholly owned by Alex Xu and/or Gary Chu.

"Territory"	means the de jure boundaries of the PRC.

"TH"	means Tim Hortons Restaurants International GmbH.

"TH Consideration Shares"	means 10,000 Ordinary Shares issued to TH.

"THHK"	means TH Hong Kong International Limited.

"Third Party"	has the meaning given in the JV Agreement.

"Third Party Purchaser"	has the meaning given in Article 11.1.

"Tim Hortons Marks"	has the meaning given in the JV Agreement.

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"Tim Hortons Restaurant"	means a quick service or fast food restaurant operating under the Tim Hortons System and utilising the Tim Hortons Marks, as further defined in the JV Agreement.

"Transfer"	means any transfer, pledge, charge, disposition of or otherwise dealing with any right or interest in any Share (including the grant of any option over any Share).

"Transfer Notice"	has the meaning given in Article 11.1.

"Transferor"	has the meaning given in Article 11.1.

"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

"Valuation Certificate"	has the meaning given in the JV Agreement.

1.2	In these Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)	references to provisions of any law, regulation or agreement (including, without limitation, the JV Agreement and all documents referenced in the JV Agreement) shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

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(k)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(l)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the JV Agreement and Article 23 (and to any direction that may be given by the Company in general meeting), and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to a Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and these Articles) vary such rights.

3.2	The Company shall not issue Shares to bearer.

4	Pre-emption rights

4.1	Subject to the rights of TH and the Investor set forth in Article 23 with respect to the share capital of the Company, and this Article 4, each Member shall have the pre-emptive right to acquire Equity Securities of the Company in proportional amounts to their holdings of the Equity Securities of the Company at any time, upon the decision of the Members' meeting or the relevant body in respect of the other companies within the JVC Group to:

(a)	issue new Equity Securities of the Company;

(b)	create new Equity Securities or classes thereof; or

(c)	change the rights or preferences of the Equity Securities of any company within the JVC Group.

4.2	Notwithstanding anything to the contrary in these Articles or the JV Agreement, neither the Company nor any company within the JVC Group shall issue Equity Securities to any Person to whom it is prohibited from issuing Equity Securities under clause 20.5 of the JV Agreement.

4.3	Notwithstanding the foregoing, the right to purchase granted under this Article 4 shall be inapplicable with respect to the following issuances of securities as approved by the Board pursuant to the JV Agreement and subject to clause 23 of the JV Agreement:

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(a)	securities issued as a result of any share split, share dividend, reclassification or reorganization or similar event with respect to the Shares;

(b)	securities issued pursuant to the MEIP or otherwise issued to employees, consultants or similar Persons hereafter approved by the Board not for capital raising purposes;

(c)	securities issued to the acquiree or to its securityholders in connection with any merger, consolidation or acquisition, or pursuant to a reorganization or a joint venture agreement to which the Company or any JVC Subsidiary is a party (in each case, subject to receipt of satisfactory background checks with respect to the newly admitted members), and securities issued to any banks, lenders, financial institutions, equipment lessors or to their agents in connection with any financing or refinancing of the Company or any of its Subsidiaries, or any equipment or real property leasing transaction, in each case if approved by the Board;

(d)	securities issued in connection with any Listing; or

(e)	any securities issued on the date hereof in connection with the transactions contemplated by the JV Agreement.

5	Management Equity Matters

5.1	Subject to Article 3.1, the Members agree that after Closing, the Company will establish a long term management equity incentive plan (the "MEIP") pursuant to which the Board or a committee thereof shall be authorized to grant equity awards reflecting up to ten percent (10%) of the fully diluted Shares measured as at Closing, in aggregate, in the form of restricted shares, stock options, stock appreciation rights or other similar equity incentives to members of senior management and key employees of the JVC Group.

5.2	Each award of Shares determined under the MEIP shall dilute all Members on a pro rata basis and shall be subject to customary vesting and forfeiture restrictions and such other terms as determined by the Board or a committee thereof.

6	Register of Members

6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed five (5) days.

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7.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article 7, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled, and subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4	Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

9	Transfer of Shares

9.1	Shares are transferable subject to, and only in accordance with, the JV Agreement and by the consent of the Directors who may, in their absolute discretion, either (i) decline to register any transfer of Shares if such transfer is not made in accordance with the JV Agreement and (ii) subject to applicable law, register any transfer of Shares if such transfer is made in accordance with the JV Agreement. If the Directors refuse to register a transfer they shall notify the transferee within two

(2) months of such refusal.

9.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

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10	Buy-Out Rights

10.1	Notwithstanding Article 9, TH shall be entitled to purchase all (but not less than all) of the Shares held by the Investor upon a failure by the Investor, Cartesian or, if applicable, the Syndicatees, to fund an Investor Cash Contribution on or prior to the Funding Deadline as set out in clause 2.3(c)(ii)(C) of the JV Agreement. After determination of the Fair Price, TH shall provide notice to the Investor that it intends to exercise its right under this Article 10.1. The Investor shall be bound to sell and TH shall be bound to buy such Shares then held by the Investor (i) at the Fair Price and (ii) within thirty (30) days of the date on which the Valuation Certificate is delivered in accordance with the JV Agreement.

10.2	Notwithstanding Article 9, if a competent arbitral tribunal determines that TH has wrongfully terminated the Master Franchise and Development Agreement and/or that TH has breached the Development Rights granted in clause 4(1) of the Master Franchise and Development Agreement (and TH has failed to cure such breach within sixty (60) days of such determination), the Investor shall be entitled to purchase all (but not less than all) of the Shares held by TH as set out in clause 9.5 of the JV Agreement. After determination of the Fair Price, the Investor shall provide notice to TH that it intends to exercise its right under this Article 10.2. TH shall be bound to sell to the Investor, and the Investor shall be bound to buy such Shares then held by TH (i) at the Fair Price and (ii) within thirty (30) days of the date on which the Valuation Certificate is delivered in accordance with the JV Agreement.

11	Right of First Offer

11.1	Subject to Articles 9 and 11.6, if any Member (the "Transferor"), prior to a Listing, desires to Transfer all or any portion of its Shares to a Third Party (in each case, a "Third Party Purchaser"), such Transferor shall first give notice of its intention to Transfer Shares (the "Transfer Notice") to the other Member (such other Member, the "Member Offeree"). The Transfer Notice shall state the number of Shares held by the Transferor that the Transferor intends to Transfer (the "Relevant Sale Shares").

11.2	For a period of thirty (30) days after receipt of the Transfer Notice, the Member Offeree may, by irrevocable written notice to the Transferor and the Company (a "Member Offeree Offer Notice"), offer to purchase all, but not less than all, of the Relevant Sale Shares, which offer must be unconditional (other than receipt of any required governmental consents or approvals) and must be fully financed.

11.3	The Member Offeree Offer Notice will specify the terms and conditions under which the Member Offeree is willing to purchase all of the Relevant Sale Shares, including the proposed closing date which shall be no later than thirty (30) days after the delivery of the Member Offeree Offer Notice (which period shall be extended up to an additional thirty (30) days to the extent necessary to obtain any required governmental approval or clearance, or as may be agreed by the Transferor) and the purchase price per Share which shall be expressed as cash consideration.

11.4	Following delivery of the Member Offeree Offer Notice, the Transferor must elect, by notice in writing to the Company and the Member Offeree delivered within ten (10) days after the receipt by it of the Member Offeree Offer Notice (the "ROFO Reply Notice"), to:

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(a)	Transfer the Relevant Sale Shares to the Member Offeree, in which case the Transfer will take place pursuant to the terms of that Member Offeree Offer Notice; or

(b)	reject the Member Offeree Offer Notice and have the option to Transfer the Relevant Sale Shares to one or more Third Parties; provided that:

(i)	the Transfer to the Third Party must occur within one hundred eighty (180) days after the delivery of the ROFO Reply Notice (which period shall be extended up to an additional thirty (30) days to the extent necessary to obtain any required governmental approval or clearance);

(ii)	the Third Party must pay a cash purchase price for the Relevant Sale Shares that is higher than the price offered in the Member Offeree Offer Notice; and

(iii)	the provisions of Article 12 are complied with.

11.5	If the Transfer to a Third Party is not completed within such period, the Transferor may not Transfer such Relevant Sale Shares without again complying with this Article 11.

11.6	For the avoidance of doubt, this Article 11 shall not apply in case of Intra-Group Transfers or Transfers pursuant to clauses 2.3(c)(ii)(C), 9.5 or 14.2 of the JV Agreement.

12	Tag Along Right

12.1	Notwithstanding Article 9 and subject to prior compliance with Article 11, if any Transferor, prior to a Listing, desires to Transfer the Relevant Sale Shares on a bona fide arm’s length sale to a Third Party Purchaser in accordance with Article 11, the Transferor shall not complete the Transfer unless it ensures that the Third Party Purchaser offers to buy, on the same terms (including price per Share) that apply to the purchase of the Relevant Sale Shares, from each Member Offeree at least such Member Offeree's Pro Rata Share of the Shares to be acquired by the Third Party Purchaser.

12.2	A Member Offeree's "Pro Rata Share" shall mean the ratio that:

(a)	the sum of the number of Shares held by such Member Offeree bears to; and

(b)	the sum of the total number of then issued and outstanding Shares of the Company.

12.3	The offer shall:

(a)	be irrevocable and subject only to conditions which apply to all Shares to be transferred;

(b)	describe all material terms and conditions (including terms relating to price, time of completion and conditions precedent) agreed between the Transferor and the Third Party Purchaser;

(c)	be governed by New York law; and

(d)	be open for acceptance by the other Members during a period of not less than ten (10) days after receipt of the offer.

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12.4	Each Member Offeree shall, within ten (10) days following the delivery of the offer, deliver a written notice to the Transferor, specifying its election and the number of Shares to be sold to the Third Party Purchaser. Failure of a Member Offeree to deliver its notice within such period shall be deemed a waiver by that Member Offeree of its rights under this Article 12. Such notice shall be irrevocable.

12.5	If a Member Offeree accepts an offer made in accordance with Article 12.1, the Transfer shall be conditional upon completion of the Transferor’s Transfer to the Third Party Purchaser and shall be completed at the same time as that Transfer.

12.6	The Member Offeree will Transfer its Shares to the Third Party Purchaser at the time and place at which the Transferor shall Transfer its Relevant Sale Shares to the Third Party Purchaser. The Member Offeree will not be obligated to Transfer any Shares to the Third Party Purchaser if the Transferor defaults in its obligation to Transfer its Relevant Sale Shares to the Third Party Purchaser.

12.7	In the event that the material terms or conditions of the Transfer to the Third Party Purchaser set forth in offer shall be modified, or the Third Party Purchaser shall refuse to purchase the Shares from the Member Offeree, the Transferor shall not Transfer to the Third Party Purchaser any Relevant Sale Shares without again complying with all of the terms and provisions of this Article 12. In addition, any Relevant Sale Shares that are not Transferred by the Transferor to the Third Party Purchaser in compliance with this Article 12 prior to the date which is ninety (90) Business Days following the termination of the rights of the Member Offeree pursuant to Article 12.4 may not be Transferred by the Transferor without complying again with the provisions of this Article and Article 11.

12.8	For the avoidance of doubt, this provision shall not apply in case of Intra-Group Transfers or Transfers pursuant to clauses 2.3(c)(ii)(C), 9.5 or 14.2 of the JV Agreement.

12.9	Notwithstanding anything to the contrary, the provisions of this Article 12 shall apply to any Transfer of Equity Securities of the Investor, mutatis mutandis, provided that if such Transfer would result in a Change of Control of the Investor, then at the option of TH, TH's tag along Pro Rata Share shall mean one hundred percent (100%) of TH's Shares.

13	Redemption, Repurchase and Surrender of Shares

13.1	The Shares are not redeemable at the option of the Member holding such Shares.

13.2	The Directors may cause the Company to redeem any or all of the Redeemable Shares held by any person only at such price and in such circumstances as are set out in the JV Agreement.

13.3	If the Directors determine to redeem any Redeemable Shares under this Article 13 they shall give the holder of the Redeemable Shares such notice of the redemption as is set out in the JV Agreement or, in the absence of any such notice provision, within such period as the Directors shall determine.

13.4	Subject to the provisions of the Statute and the JV Agreement, the Company may purchase its own Shares (including any Redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

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13.5	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

13.6	The Directors may accept the surrender for no consideration of any fully paid Share.

14	Treasury Shares

14.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

14.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

15	Variation of Rights of Shares

15.1	Subject to Article 23, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply, mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

15.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

15.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

16	[Reserved]

17	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

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18           Lien on Shares

18.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors, acting unanimously, may at any time declare any Share to be wholly or in part exempt from the provisions of this Article 18.1. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

18.2	The Company may sell, in such manner as the Directors, acting unanimously, think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

18.3	To give effect to any such sale the Directors, acting unanimously, may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under these Articles.

18.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

19           Call on Shares

19.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

19.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

19.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

19.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

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19.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

19.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

19.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

19.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

20           Forfeiture of Shares

20.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

20.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

20.3	Subject to Article 23, the right of TH under clause 2.3(c)(ii)(C) of the JV Agreement and the right of the Investor under clause 9.5 of the JV Agreement, forfeited Shares may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

20.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

20.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money,if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

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20.6	The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

21          Transmission of Shares

21.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

21.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

21.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

22           Amendments of Memorandum and Articles of Association and Alteration of Capital

22.1	Subject to Article 23, the Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

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(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

22.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

22.3	Subject to the provisions of the Statute, Article 23 and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

23	Major Decisions

Prior to a Listing, the Members shall use their respective powers to ensure, so far as they are legally able, that no action or decision is taken by the Board or any officer or manager of the Company, to proceed with any of the matters specified in Schedule 2 hereto (the "Major Decisions") without the prior written consent of TH and the Investor. Notwithstanding the foregoing, in the event TH or the Investor ceases to hold a number of Shares equal to at least fifty percent (50%) of the aggregate number of Shares held by TH at Closing (or, in the case of TH, in the event TH ceases to be an indirect wholly owned subsidiary of RBI), then TH or the Investor, as the case may be, shall no longer be entitled to approve Major Decisions pursuant to this Article 23; provided, however, that if TH transfers any of its Shares pursuant to clause 14.2 of the JV Agreement, then such Shares so transferred shall not be taken into account for purposes of determining TH's holdings with respect to this Article 23.

24	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

25	General Meetings

25.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

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25.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall prescribe and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

25.3	The Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

25.4	A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than twenty per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

25.5	The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

25.6	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

26           Notice of General Meetings

26.1	At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and set out an agenda identifying in reasonable detail the matters to be discussed (unless the Members unanimously agree otherwise) and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article 26.1 has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

26.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

27          Proceedings at General Meetings

27.1	No business shall be transacted at any general meeting unless a quorum is present. The quorum shall be duly authorised representatives of Members holding, in aggregate, not less than a majority of the issued and outstanding Shares.

27.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

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27.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

27.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

27.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the Chairman shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

27.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

27.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

27.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

27.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least twenty per cent in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

27.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

27.11	The demand for a poll may be withdrawn.

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27.12	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

27.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

27.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

28           Votes of Members

28.1	Subject to any rights or restrictions attached to any Shares, including, without limitation, the rights set out in the JV Agreement and Article 27.9, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

28.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

28.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

28.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

28.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article 28.5 shall be referred to the chairman whose decision shall be final and conclusive.

28.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

28.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

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28.8	In accordance with and subject to the conditions relating to clause 2.3(b) of the JV Agreement, at TH’s sole election, if the Investor fails to fund any Investor Cash Contribution and such failure is not remedied by the Investor, or Cartesian or, if applicable, the Syndicatees within five (5) Business Days after the due date of such Investor Cash Contribution, the Investor’s voting rights of any Redeemable Shares shall be suspended, and, until the funding of the applicable Investor Cash Contribution by the Investor or Cartesian or, if applicable, the Syndicatees (or until such time as TH shall otherwise direct), such voting rights shall immediately be restored.

29           Proxies

29.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

29.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

29.3	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

29.4	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

30	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

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31	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

32	Directors

32.1	The Board shall consist of seven (7) Directors and one (1) non-voting observer.

32.2	Peter Yu (Chairman), Gregory Armstrong, Paul Hong and Lucas Muniz shall be appointed as the initial Directors on or before the Closing.

32.3	Upon the appointment of a Chief Executive Officer, such Chief Executive Officer shall:

(a)	be appointed as the non-voting observer to the Board; and

(b)	have full informational and participation rights at any meetings of the Board (subject to reasonable delegation of matters as non-executive director issues, such matters where the Chief Executive Officer is an interested party).

33	Powers of Directors

33.1	Subject to the provisions of the Statute, the Memorandum and these Articles (including, without limitation, Article 23, Article 40.5 and Article 53.1) and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

33.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

33.3	Subject to Article 23, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

34	Appointment and Removal of Directors

34.1	Subject to Article 34.2 and Article 34.3, TH shall be entitled to appoint one (1) Director and the Investor shall be entitled to appoint five (5) Directors.

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34.2	If the Investor fails to fund any Investor Cash Contribution when required under the JV Agreement and such failure is not remedied by the Investor, Cartesian or, if applicable, the Syndicatees within five (5) Business Days after the due date of such Investor Cash Contribution, at TH's sole election (without requiring the consent of the Company or any other party, including, for the avoidance of doubt, prior written approval of the Investor under clause 11.1 of the JV Agreement), at any time after the Funding Deadline, TH shall have the right to remove and replace up to two (2) of the five (5) Investor-appointed Directors then serving on the Board, in each case, until the funding of the applicable Investor Cash Contribution by the Investor, Cartesian or, if applicable, the Syndicatees (or until such time as TH shall otherwise direct), at which point such voting rights shall immediately be restored, such right to remove and replace Investor-appointed Directors shall immediately terminate, and any Investor-appointed directors who had been removed by TH pursuant to such rights shall immediately be reinstated (or, if Investor so directs, other persons shall immediately be appointed) as members of the Board in place of any interim directors appointed by TH.

34.3	A Member shall have the right exercisable by notice in writing to require the appointment of a Director nominated by it and by like notice to require the removal of any Director nominated by it (which director shall, if required, provide a resignation effectuating such removal) and the appointment of another person to act in place of such Director. Each Member shall use its respective votes as set out in Article 34.1, to ensure that the Board is constituted by persons in the manner set out in Article 32 and Article 34.1. A Member removing a Director it is entitled to appoint shall indemnify the Company against any liability arising from the removal.

34.4	Notwithstanding anything to the contrary contained herein, if TH ceases to own at least fifty percent (50%) of the aggregate number of TH Consideration Shares held by TH as of the Closing (as such number shall be adjusted pro rata to reflect any share split, reverse split, dividend, reclassification, reorganisation or similar event), then TH shall no longer be entitled to appoint any Directors to the Board; provided, however, that if TH transfers any of its TH Consideration Shares pursuant to clause 14.2 of the JV Agreement, then such TH Consideration Shares so transferred shall not be taken into account for purposes of determining TH's holdings with respect to this Article 34.4.

34.5	In case of a vacancy in any of the Directors due to resignation, death, expiry of term or any other reasons, the new Director to fill in such vacancy may only be nominated by the relevant Member entitled to nominate such Director pursuant to the provisions of Article 34.1.

35	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director;

(b)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	the Director is found to be or becomes of unsound mind.

36	Proceedings of Directors

36.1	The quorum for transacting business at any Board meeting shall be four (4) Directors (or their alternates); provided that (i) such quorum must include the Chairman (or, if agreed to by Cartesian, such other Investor-appointed Director as designated by Cartesian) and at least one (1) Director appointed by TH (so long as TH is entitled to appoint at least one (1) Director), and (ii) if a quorum fails to be established in two (2) consecutive attempts to duly call a Board meeting as a result of the failure of a Director appointed by TH or sufficient Directors appointed by the Investor to attend such Board meeting in person or telephonically in order to prevent an action specifically identified in the notice related to such meeting from being taken or approved at such meeting, then the Directors present at the second meeting shall constitute a valid quorum, provided that only such action specifically identified in the notice related to such meeting may be approved and provided further, that the action specifically identified in such notice is not a Major Decision. Subject to the foregoing, if a quorum is not present within two (2) hours from the time appointed for a meeting or if during a meeting such a quorum is no longer present, the meeting shall be adjourned for two (2) Business Days to the same place and time and at that adjourned meeting a majority of the Directors (or their alternates) appointed to the Board shall be a quorum. At least one (1) Business Day’s notice of the adjourned meeting will be given to each of the Directors, and any such notice will be given in the same manner, and specifying the same agenda, as for the original meeting.

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36.2	At least two (2) weeks' written notice shall be given to each Director of any meeting of the Board (except for an adjourned meeting) unless all the Directors (or their alternates) approve a shorter notice period or waive the requirement for any such notice. Any such notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall, wherever practicable, be accompanied by copies of any relevant papers.

36.3	Meetings of the Board shall take place at least four (4) times per year if not required more often, and meetings may be convened by the Chairman or by any Director at any time. The Board meetings and all written materials prepared in connection with such meeting will be conducted and prepared in English.

36.4	Meetings shall be held at the Company's head office or at such other location as may be agreed by the Board. Decisions may be taken by the Directors without a meeting if a proposal for action is submitted in writing to each of the Directors and all members of the Board consent or otherwise resolve in writing (in one or more counterparts) to such action. Such a written consent or resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held. Any Director may attend any meeting of the Board telephonically.

36.5	The Chairman shall be appointed in accordance with clause 10.12 of the JV Agreement.

36.6	Subject to Article 23 and the other provisions in these Articles, the Board shall decide on matters by a simple majority vote provided that in the case of a deadlock, the Chairman (or, if the Chairman does not attend the applicable meeting, such other Investor-appointed Director as designated by Cartesian) shall have a deadlock breaking or casting vote. Each Director present, whether in person, telephonically or (where relevant) represented by an alternate, at any Board meeting shall have one (1) vote (and, for the avoidance of doubt, any alternate present at a meeting shall be entitled (in the absence of his appointor(s)) to a separate vote on behalf of each Director he represents in addition to his own vote (if any) as a Director).

36.7	Subject to the provisions of these Articles and the JV Agreement, the Directors may regulate their proceedings as they think fit.

36.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

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36.9	A Director but not an alternate Director may be represented at any meetings of the Board by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

37	Presumption of Assent

A Director or alternate Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

38	Directors' Interests

38.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

38.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

38.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a member, a contracting party or otherwise.

38.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

38.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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39	Minutes

39.1	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

39.2	The official minutes of meetings and resolutions taken therein shall be kept in English and shall be signed by the Directors present at the meeting and circulated to all Directors and Members within two (2) weeks following any meeting.

40	Delegation of Directors' Powers

40.1	The Board may, by resolution, designate from among the Directors one (1) or more committees (including an audit/finance committee and compensation committee), each of which will comprise at least two (2) Directors and may designate additional Directors as alternate members of any such committee who may, subject to any limitations imposed by the Board, replace absent or disqualified Directors at any meeting of that committee. Furthermore, each Member who is entitled to appoint a Director to the Board shall also be entitled to appoint a Director to serve as a member of the audit/finance committee, the compensation committee and any executive committee. Any such committee, to the extent provided in such resolution, will have and may exercise all of the authority of the Board, subject to the limitations set forth by applicable law or in the establishment of the committee. Subject to the foregoing, any members thereof may be removed by the unanimous decision of Board. Except as otherwise determined by the Board or required by applicable law, the provisions of these Articles relating to the Board and the Directors will apply to each committee and its members, mutatis mutandis.

40.2	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

40.3	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

40.4	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

40.5	Subject to Article 23, the Chief Executive Officer shall have (i) the authority and responsibility for implementing the Business Plan and each Budget and (ii) responsibility for the day to day management of the Company including general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees.

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41	Alternate Directors

41.1	Any Director (other than an alternate director) may appoint any other person, which may be another Director to be an alternate director and may remove from office an alternate director so appointed by him.

41.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

41.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

41.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

41.5	Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

42	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

43	Remuneration of Directors

43.1	The Company or its Subsidiary shall reimburse each Director for its reasonable out of pocket costs and expenses incurred in connection with attending any Board meeting.

43.2	The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at committees of Directors, or general meetings of the Company as may be determined by the Directors, or a combination partly of one such method and partly the other.

44	Seal

44.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

44.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

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44.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

45	Dividends, Distributions and Reserve

45.1	Subject to the Statute, this Article, Article 23 and clause 11.2(f) of the JV Agreement, and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

45.2	Except as otherwise provided by the rights attached to any Shares and subject to Article 23, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

45.3	Subject to Article 23, the Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

45.4	Subject to Article 23, the Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

45.5	Except as otherwise provided by the rights attached to any Shares and subject to Article 23, Dividends and other distributions may be paid in any currency. Subject to Article 23, the Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

45.6	Subject to Article 23, the Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

45.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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45.8	No Dividend or other distribution shall bear interest against the Company.

45.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

46	[Reserved]

47	Books of Account

47.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. The books of account shall be maintained with respect to accounting matters in accordance with the Accounting Principles. Such books of account shall, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company in a manner compliant with the Anti-Corruption Laws.

47.2	The Company shall keep at the principal office of the Company (which is at such place as the Directors may determine) or at such other place as required by the Statute, complete and accurate books of account and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The Directors shall determine, in accordance with the JV Agreement, whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

47.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

48           Reporting

48.1	Without prejudice to the generality of Article 47, the Company shall supply the Members with copies of the following information in accordance with the Accounting Principles:

(a)	monthly unaudited consolidated revenue and gross profit reports of the JVC Group within thirty (30) Business Days after the respective month end;

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(b)	quarterly unaudited consolidated balance sheet and cash flow statements of the JVC Group within thirty (30) Business Days after the respective quarter end;

(c)	audited annual consolidated financial statements of the JVC Group (complying with all relevant legal requirements) (which shall be prepared and reported on by the Auditors within a reasonable time and in any event within five (5) months after the end of the Financial Year in question); and

(d)	an itemized Budget for each Financial Year covering each Subsidiary of the JVC, if applicable. The Members agree that each Budget shall be a part of the Business Plan of each corresponding year.

48.2	Any Member may from time to time (but not more than once in any twelve (12) month period unless such Member reasonably believes the circumstances warrant otherwise) require that an audit or review of the business affairs of the JVC Group is carried out, and shall in such case be entitled to designate an individual as the relevant Member's representative to carry out such audit or review on its behalf and at its sole cost and expense. The relevant Member's representative shall be entitled:

(a)	to visit and inspect any premises of the JVC Group and to discuss the affairs, finances and accounts of the JVC Group with its officers and directors;

(b)	to access, examine and retain copies (at the requesting Member's cost and expense) of any books, records, accounts and other documents and information relating to the Business or any other affairs of the JVC Group; provided that, such examination shall be done during normal business hours, without disruption to the business of the JVC Group and with reasonable prior notice; and

(c)	to such access and cooperation from the JVC Group as may be reasonable under the circumstances to facilitate the carrying out of such audit or review.

49           Audit

49.1	Subject to Article 23, the Directors may appoint an Auditor who shall hold office on such terms as the Directors determine in accordance with the JV Agreement.

49.2	The Auditor shall be one of Deloitte Touche Tohmatsu, PricewaterhouseCoopers, Ernst & Young or KPMG or their respective affiliated audit entities.

49.3	Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

49.4	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

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50	Accounting Controls

The Company shall, as part of the internal controls referenced in clause 12.1 of the JV Agreement, devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(a)	transactions are executed in accordance with management’s general or specific authorisation;

(b)	transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with the Accounting Principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets;

(c)	access to assets is permitted only in accordance with management’s general or specific authorisation; and

(d)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

51	Tax Filings

The Company shall, and shall cause each of its Subsidiaries, if any, to always file on a timely basis all tax declarations required under all laws and comply on a timely basis with its obligations under applicable tax law. The Company, at a Member's written request, shall provide to such Member any information reasonably required by the requesting Member in order to comply with its own obligations under applicable law (including the preparation of a Member's future tax returns as required by the relevant authorities) as soon as reasonably practicable and in any event no later than ninety (90) days following the end of the Financial Year to which it relates. Such information shall be prepared on a basis consistent with the requirements of the jurisdictions in which the tax reporting obligations apply from time to time as established by then current law or practice.

52	Notices

52.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

52.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

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52.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

52.4	Notice of every general meeting shall be given in any manner authorised by these Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

53           Winding Up

53.1	Prior to any resolution for winding up the Company being passed, and subject to Article 23 and clause 11.2(g) of the JV Agreement, the Members shall seek to agree on a suitable basis for dealing with the Company's interests and assets in such event. For this purpose:

(a)	the Members shall co-operate (but without any obligation to provide any additional funding or guarantee) with a view to enabling all existing obligations of the Company to be completed insofar as its resources allow. The Members shall consult together with a view to the Company novating or re allocating outstanding contracts within the JVC Group’s business in a suitable manner;

(b)	the Company shall not assume any new contractual obligation for the supply of products or services;

(c)	unless the Members agree otherwise, the Members shall ensure that the Company is wound up as soon as practicable; and

(d)	each Member shall promptly deliver up to each other Member, and the Company shall as soon as reasonably practicable deliver up to each Member, all drawings, notes, copies or other representations of confidential information proprietary to and/or originating from that other Member or its Group.

53.2	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

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(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

53.3	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

54           Indemnity and Insurance

54.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article 54.1 unless or until a court of competent jurisdiction shall have made a finding to that effect.

54.2	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article 54. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

54.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

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55	Financial Year

Unless the Directors otherwise prescribe and subject to Article 23, the Financial Year shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

56	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and to Article 23 as far as permitted by applicable law, and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

57	Mergers and Consolidations

Subject to Article 23 as far as permitted by applicable law, the Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

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Schedule 1

JV Agreement

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Schedule 2

Major Decisions

The Major Decisions are:

(a)	Amendments to Memorandum and Articles: amendment, restatement or other modification to the Memorandum and Articles or other constitutional documents of the Company, provided that modifications made to facilitate a Listing shall not be subject to this restriction so long as (i) TH has consented to such Listing if and to the extent required by paragraph (k) of this Schedule 2 and (ii) such modifications do not adversely affect the rights of the Shares held by TH in a manner that is inconsistent or disproportionate to the effect such modifications would have on the rights of the Shares held by the Investor;

(b)	Consolidation, Amalgamation or Merger: the Company consolidating with, amalgamating with, merging with or into, or selling, conveying, transferring, leasing or otherwise disposing of all or substantially all of its consolidated property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any entity or permitting any entity to merge with or into the Company;

(c)	Acquisitions and Disposals: with respect to each calendar year, acquiring or disposing of (whether in a single transaction or series of transactions and measured by all such transactions entered into by the JVC Group excluding purely intra-group transactions) Equity Securities or assets of a Person with a value exceeding US$10,000,000, excluding (i) any transaction addressed in paragraph (k) of this Schedule 2, and (ii) transactions entered into in the ordinary course of business as contemplated by the Budget or Business Plan approved in accordance with Article 23 and paragraph (a) of this Schedule 2 above;

(d)	Change in Nature of Business: materially changing the corporate purpose or business activities of the Company (or carrying on the Business other than through the JVC Group);

(e)	Changes in Share Capital: changing the share capital of the Company, including issuance of new Shares (other than in connection with a Listing), the creation of a new class of shares or changes in the rights or preferences of the shares of the Company; provided that, following the payment in full of the Subsequent Investor Cash Contributions, after the fourth (4th) anniversary of the Closing, the issuance of shares shall no longer be a Major Decision so long as such issuance (i) is conducted in accordance with clause 23 of the JV Agreement and (ii) to the extent such issuance involves an issuance of Shares to Investor, Cartesian or their respective Affiliates, the issue price thereof is either mutually agreed to by Investor and TH or, in the absence of such agreement, constitutes the Fair Price of the applicable Shares as determined in accordance with the procedures set out in Schedule 8 of the JV Agreement; or (iii) to the extent such issuance does not involve an issuance of Shares to Investor, Cartesian or their respective Affiliates, the issue price thereof is determined to be fair to the Company by a majority of the Board;

(f)	Dividends: the Company declaring, paying or setting aside assets for the payment of any Dividend, distribution or share redemptions prior to the fourth (4th) anniversary of the Closing, except for any Special Tax Indemnity Dividend made pursuant to clause 8.7(a) of the JV Agreement;

(g)	Winding-up and Insolvency events: any proposal to wind up any member of the JVC Group or other proceeding seeking liquidation, administration (whether out of court or otherwise), reorganisation, readjustment or other relief under any bankruptcy, insolvency or similar law or the consent by such JVC Group member to a decree or order for relief or any filing of a petition, application or document under such law or to the appointment of a trustee, receiver, administrator (whether out of court or otherwise) or liquidator;

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(h)	Accounting Policies: except as required by law, any material change in the Accounting Principles of the Company and/or any change in the end of the Financial Year of the Company;

(i)	Transactions with Members or their Groups: any member of the JV Group entering into, renewing or amending any transaction with any Member or a member of such Member's Group, including the payment of management fees, provided that the foregoing shall not apply to (i) the issuance of Equity Securities of the Company conducted in accordance with clause 23 of the JV Agreement, (ii) the making of any Special Tax Indemnity Dividend made pursuant to clause 8.7(a) of the JV Agreement and (iii) franchise agreements with franchisees that are Affiliates of the JVC Group; and provided further that any permitted related party payments shall be fully disclosed to TH;

(j)	Material Litigation: the initiation and settlement of any legal proceedings to which a member of the JVC Group is a party where there is a potential liability or claim of more than US$2,000,000, excluding, for the avoidance of doubt, litigation where RBI or any Affiliate of RBI is adverse to any member of the JVC Group;

(k)	Listing or Sale of the Company: approval of either a Listing or a sale of more than fifty percent (50%) of the outstanding Shares to a Third Party Purchaser prior to the fourth (4th) anniversary of the Closing (as an entirety or substantially an entirety in one transaction or a series of related transactions);

(l)	Borrowings: any member of the JVC Group borrowing or raising money (including entering into any finance lease, but excluding normal trade credit and borrowings or raising of capital from Members) to the extent the amount thereof exceeds the maximum Indebtedness levels permissible to be incurred as JV Debt by more than US$25,000,000;

(m)	Change in code of conduct: materially changing the anti-corruption compliance programme and code of business ethics of the JVC Group established pursuant to clause 12.1 of the JV Agreement; and

(n)	Binding Agreement: entering into any binding agreement, written or oral, to take any of the foregoing actions listed in paragraphs (a) through (m) of this Schedule 2.

Filed: 26-Feb-2021 11:25 EST
www.verify.gov.ky File#: 336092	Auth Code: C85829597043